ARTICLES OF AMENDMENT TO THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION OF NELNET, INC. Pursuant to the provisions of Section 21-2,155 of the Nebraska Model Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment with respect to its Third Amended and Restated Articles of Incorporation, as previously amended: 1. The name of the corporation is Nelnet, Inc. 2. The following amendment to the corporation’s Third Amended and Restated Articles of Incorporation, as previously amended, was adopted and approved in the manner required by the Nebraska Model Business Corporation Act and by the corporation’s Third Amended and Restated Articles of Incorporation, as previously amended: The text of the amendment to the corporation’s Third Amended and Restated Articles of Incorporation, as previously amended, is to amend Article XII thereof to read as follows: ARTICLE XII. EXCLUSIVE FORUM FOR ADJUDICATION OF CERTAIN LEGAL ACTIONS 12.1 Exclusive Forum for Certain State Law Claims. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf or in the right of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s shareholders; (iii) any action asserting a claim arising pursuant to any provision of the Nebraska Business Corporation Act (effective until January 1, 2017), the Nebraska Act (effective January 1, 2017), or the Articles of Incorporation or By-laws of the Corporation (as each may be amended from time to time); or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the District Court for the State of Nebraska located in the City of Lincoln, County of Lancaster, Nebraska (or, if such court does not have jurisdiction, the United States District Court for the District of Nebraska located in the City of Lincoln, Nebraska). If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court referred to in the preceding sentence (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Nebraska in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. 12.2 Exclusive Federal Forum for Securities Act of 1933 Claims. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. 12.3 Deemed Shareholder Consent; Securities Exchange Act of 1934 and Other Claims With Exclusive Federal Jurisdiction. Any person or entity owning, purchasing, or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII. Notwithstanding the foregoing provisions of this Article XII, the provisions of this Article XII shall not apply to suits or actions brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States of America have exclusive jurisdiction. 3. The date of the amendment’s adoption was May 19, 2022. 4. The amendment was duly approved by the shareholders of the corporation in the manner required by the Nebraska Model Business Corporation Act and by the corporation’s Third Amended and Restated Articles of Incorporation, as previously amended. Dated as of the 19th day of May, 2022. NELNET, INC. By: _____________________________ Jeffrey R. Noordhoek, Chief Executive Officer DocuSign Envelope ID: F94FD72E-95A0-4B08-9D86-C7566631F48C